                                                                   EXHIBIT 10.18

================================================================================

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                      BUYER

                                       AND

                                  KEPTEL, INC.,

                                       AND

                      THE SOLE SHAREHOLDER OF KEPTEL, INC.

                                  ************

                           CLOSING DATE: APRIL , 2002

                EFFECTIVE TIME: CLOSE OF BUSINESS ON APRIL , 2002

                                  ************

================================================================================

                                TABLE OF CONTENTS

                                                                                                          PAGE
ARTICLE 1               PURCHASE AND SALE OF ASSETS ................................................        1

         Section 1.1        Transfer of Assets .....................................................        1

         Section 1.2        Consideration ..........................................................        3

         Section 1.3        Assumption of Liabilities ..............................................        3

         Section 1.4        Retained Liabilities ...................................................        4

         Section 1.5        Adjustments to Purchase Price ..........................................        4

         Section 1.6        Allocation of Purchase Price ...........................................        4

         Section 1.7        Sales Taxes ............................................................        5

         Section 1.8        Adjustment for Solectron Manufactured Goods ............................        5

ARTICLE 2               REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER ...................        5

         Section 2.1        Organization and Qualification .........................................        5

         Section 2.2        Corporate Power and Authority ..........................................        5

         Section 2.3        Books and Records ......................................................        6

         Section 2.4        Validity, Etc ..........................................................        6

         Section 2.5        Broker's or Finder's Fee ...............................................        6

         Section 2.6        Capitalization, Shareholders, Subsidiaries and Investments .............        6

         Section 2.7        Financial Statements ...................................................        7

         Section 2.8        Absence of Certain Changes and Events ..................................        7

         Section 2.9        Absence of Undisclosed Liabilities .....................................        7

         Section 2.10       Employment and Labor Matters ...........................................        7

         Section 2.11       Real Property ..........................................................        8

         Section 2.12       Powers of Attorney; Absence of Limitations on Competition; Guarantees ..        8

         Section 2.13       Governmental Approvals .................................................        8

         Section 2.14       Compliance with Law; Licenses and Permits ..............................        8

         Section 2.15       Employee Benefits ......................................................        9

         Section 2.16       Assets .................................................................        9

         Section 2.17       Inventories ............................................................       10

         Section 2.18       Insurance ..............................................................       10

         Section 2.19       Outstanding Contracts ..................................................       10

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                          PAGE
         Section 2.20       Outstanding Leases .....................................................       11

         Section 2.21       Foreign Person .........................................................       11

         Section 2.22       Significant Customers ..................................................       11

         Section 2.23       Taxes ..................................................................       11

         Section 2.24       Litigation .............................................................       12

         Section 2.25       Environmental Matters ..................................................       12

         Section 2.26       Intellectual Property ..................................................       13

         Section 2.27       No Material Adverse Change .............................................       14

         Section 2.28       Product Warranty .......................................................       14

         Section 2.29       Product Liability ......................................................       14

         Section 2.30       Certain Practices ......................................................       14

ARTICLE 3               REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER ..............................       15

         Section 3.1        Organization and Qualification .........................................       15

         Section 3.2        Corporate Power and Authority ..........................................       15

         Section 3.3        Validity, Etc ..........................................................       15

         Section 3.4        Relationships with Affiliates ..........................................       16

ARTICLE 4               REPRESENTATIONS AND WARRANTIES OF BUYER ....................................       16

         Section 4.1        Organization and Qualification .........................................       16

         Section 4.2        Corporate Power and Authority ..........................................       16

         Section 4.3        Validity, Etc ..........................................................       16

         Section 4.4        Broker's or Finder's Fee ...............................................       16

ARTICLE 5               COVENANTS AND AGREEMENTS ...................................................       17

         Section 5.1        Required Approvals .....................................................       17

         Section 5.2        Employees And Employee Benefits ........................................       17

         Section 5.3        Customer and Other Business Relationships ..............................       20

         Section 5.4        Tax Returns ............................................................       20

         Section 5.5        Employment Tax Reporting ...............................................       20

         Section 5.6        Payment of Liabilities .................................................       20

         Section 5.7        Covenants of Seller and Shareholder ....................................       20

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                          PAGE
         Section 5.8        Further Assurances .....................................................       22

         Section 5.9        Best Efforts ...........................................................       22

ARTICLE 6               CONDITIONS TO BUYER'S OBLIGATIONS ..........................................       22

         Section 6.1        Consents ...............................................................       22

         Section 6.2        Solectron Manufacturing Services Agreement .............................       22

         Section 6.3        Distribution Agreement .................................................       22

         Section 6.4        Transition Services Agreement ..........................................       23

         Section 6.5        Opinion of Counsel to Seller and Shareholder ...........................       23

         Section 6.6        Approval of Board of Directors of Buyer and Approval of ................       24

         Section 6.7        Amendment to Certificate of Incorporation ..............................       24

         Section 6.8        Closing Documents ......................................................       24

ARTICLE 7               CONDITIONS TO SELLER'S OBLIGATIONS .........................................       24

         Section 7.1        Solectron Manufacturing Services Agreement .............................       24

         Section 7.2        Distribution Agreement .................................................       24

         Section 7.3        Transition Services Agreement ..........................................       24

         Section 7.4        Opinion of Stites & Harbison ...........................................       24

         Section 7.5        Closing Documents ......................................................       25

ARTICLE 8               THE CLOSING AND CERTAIN CLOSING DELIVERIES .................................       25

         Section 8.1        Time and Place of Closing ..............................................       25

         Section 8.2        Deliveries by Seller and the Shareholder ...............................       25

         Section 8.3        Deliveries by Buyer ....................................................       26

ARTICLE 9               SURVIVAL AND INDEMNIFICATION ...............................................       26

         Section 9.1        Survival ...............................................................       26

         Section 9.2        Indemnification by Seller and the Shareholder ..........................       26

         Section 9.3        Notice to Seller, Etc ..................................................       27

         Section 9.4        Indemnification by Buyer ...............................................       27

         Section 9.5        Notice to Buyer, Etc ...................................................       28

         Section 9.6        Limitations on Indemnification .........................................       28

         Section 9.7        Offset .................................................................       28

         Section 9.8        Consequential Damages ..................................................       29


                                     -iii-
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
         Section 9.9        Exclusive Remedy .......................................................       29

ARTICLE 10              MISCELLANEOUS ..............................................................       29

         Section 10.1       Knowledge of Seller or Shareholder .....................................       29

         Section 10.2       Knowledge of Buyer .....................................................       29

         Section 10.3       Best Efforts ...........................................................       29

         Section 10.4       Schedules ..............................................................       29

         Section 10.5       Publicity ..............................................................       29

         Section 10.6       Notices ................................................................       30

         Section 10.7       Entire Agreement .......................................................       31

         Section 10.8       Modifications and Amendments ...........................................       31

         Section 10.9       Assignment/Binding Effect ..............................................       31

         Section 10.10      Parties in Interest ....................................................       31

         Section 10.11      Governing Law ..........................................................       31

         Section 10.12      Severability ...........................................................       31

         Section 10.13      Interpretation .........................................................       32

         Section 10.14      Headings and Captions ..................................................       32

         Section 10.15      Terms ..................................................................       32

         Section 10.16      Reliance ...............................................................       32

         Section 10.17      Expenses ...............................................................       32

         Section 10.18      Counterparts ...........................................................       32

                                LIST OF EXHIBITS

Exhibit A     -    Bill of Sale
Exhibit B     -    Assignment and Assumption Agreement
Exhibit C     -    License Agreement
Exhibit D     -    Solectron Manufacturing Services Agreement
Exhibit E     -    Distribution Agreement
Exhibit F     -    Transition Services Agreement

                                LIST OF SCHEDULES

Schedule 1.3    -  Assumed Liabilities
Schedule 2.1    -  Organization and Qualification
Schedule 2.4    -  Validity, Etc.
Schedule 2.5    -  Broker's Fees
Schedule 2.7    -  Financial Statements
Schedule 2.8    -  Absence of Certain Changes and Events
Schedule 2.10   -  Employment and Labor Matters
Schedule 2.12   -  Powers of Attorney, Etc.
Schedule 2.15   -  Employee Benefits
Schedule 2.16   -  Assets
Schedule 2.17   -  Inventories
Schedule 2.18   -  Insurance
Schedule 2.19   -  Contracts
Schedule 2.20   -  Leases
Schedule 2.22   -  Significant Customers
Schedule 2.23   -  Taxes
Schedule 2.24   -  Litigation
Schedule 2.25   -  Environmental Matters
Schedule 2.26   -  Intellectual Property
Schedule 2.27   -  Accounts Receivable
Schedule 2.28   -  Product Warranty
Schedule 3.4    -  Relationships with Affiliates
Schedule 6.1    -  Consents

      This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this ____ day of April, 2002 by and among (i)__________., a Delaware corporation ("Buyer"); (ii) KEPTEL, INC., a Delaware corporation ("Seller"); and (iii) ARRIS INTERNATIONAL, INC. a Delaware corporation and the sole shareholder of Seller ("Shareholder" and to the extent of its interest in any assets of the Business, also "Seller").

                                    RECITALS

      A. Seller desires to sell or otherwise transfer to Buyer substantially all of the assets relating to its business of design, manufacture, and/or sale of the Product Lines set forth on the attached Schedule 2.17 (the "Business"); and

      B. Buyer desires to purchase substantially all of Seller's assets related to the Business on the terms and conditions set forth herein.

                                   AGREEMENTS

      In consideration of the foregoing preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and Shareholder hereby agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

      SECTION 1.1 Transfer of Assets.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, but effective as of the Effective Time (as defined in Section 8.1), Seller shall transfer to Buyer, free and clear of all claims, charges, liens, security interests, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the assets, properties and rights owned by Seller and all rights or interests in assets or properties held by Seller, of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent, and exclusively used in connection with the Business (other than the Excluded Assets as hereinafter defined), including, without limitation, contracts, agreements, property, inventory, customer files and lists, prospect lists, licenses and permits, service marks, trade secrets, software (including, without limitation, documentation and related source and object codes), computers and computer equipment, files and other records, systems and processes, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, fixed assets, proprietary molds (wherever located), key tooling (wherever located), supplies, goodwill, all causes of action, claims and demands of every nature relating to the Assumed Liabilities and Contracts (as hereinafter defined) arising after the Closing, and Seller's rights to the name "Keptel" (collectively, the "Transferred Assets"), all with the intention that the Business shall be transferred to Buyer as a going concern.

            (b) Notwithstanding any provision contained in this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by Seller the following assets (the "Excluded Assets"): (i) all cash on hand and in banks (including all uncollected items); (ii) all billed and unbilled accounts receivable; (iii) all assets employed in the Business which are located at Seller's (or its subsidiary's) facilities in El Paso, Texas and Juarez, Mexico, other than proprietary molds and key tooling; (iv) all employee benefit plans, other than health insurance plans; (v) the minute books and stock transfer records of Seller; (vi) all contracts, arrangements and understandings which are not capable of being transferred or assigned without the approval or consent of any party thereto other than Seller if such approval or consent has not been obtained, subject, however, to Section 1.3 and Section 6.1 herein; (vii) security deposits, prepaid insurance, and all causes of action, claims and demands of every nature relating to the Assumed Liabilities and Contracts arising prior to the Closing; (viii) the assets set forth on Schedule 1.1(b),
(ix) all Intellectual Property Assets (as defined in Section 2.26) which are not used exclusively in the Business which will be the subject of a paid-up, royalty-free, non-exclusive perpetual license from Seller and Shareholder to Buyer (the "Licensed Assets"); (x) any Hazardous Materials, including waste materials, other than unopened raw materials; and (xi) any underground storage tanks or electrical transformers.

            (c) Seller shall transfer the Transferred Assets to Buyer pursuant to a Bill of Sale in substantially the form of Exhibit A (the "Bill of Sale"), an Assignment and Assumption Agreement in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"), and such other documents and instruments as Buyer or its counsel may reasonably request. Seller shall transfer the Licensed Assets to Buyer pursuant to a License Agreement in substantially the form of Exhibit C (the "License Agreement").

            (d) At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer and to confirm Buyer's title to the Transferred Assets.

            (e) To the extent that Seller's rights under any Contract or Lease to be assigned to Buyer hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its Best Efforts (as defined in Section 10.3) to secure any such required consent(s) as promptly as possible. To the extent such consent is not obtained and the benefits of a Contract or Lease can be made available to Buyer without breaching such Contract or Lease, Seller will use its Best Efforts to obtain for Buyer the benefits of such Contract or Lease and Buyer will bear the costs incurred for such benefits as if such costs were Assumed Liabilities (as defined in Section 1.3).

            (f) At the termination of the Transition Services Agreement as described in Section 6.4, subject to the terms of this Agreement and related Disclosure Schedules, Seller shall transfer the assets identified on Schedule 1.1(b) as the Rock Falls Equipment to Buyer for $1, pursuant to a Bill of Sale.

      SECTION 1.2 Consideration. In consideration for the transfer of the Transferred Assets and the other covenants of Seller and Shareholder herein, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume the Assumed Liabilities pursuant to Section 1.3 hereof and shall make payments (collectively, the "Purchase Price") to Seller, which are subject to adjustment as set forth in Section 1.5(c), as follows:

            (a) an initial payment of Thirty Million Dollars ($30,000,000) shall be delivered to Seller in cash on the Closing Date (defined in Section 8.1 below) by wire transfer or other means of immediately available funds (the "Closing Payment");

            (b) post-closing earn-out payments to Seller, if earned, as set forth below based upon Revenues received during the 2002 Revenue Period and the 2003 Revenue Period (the "Revenue Period"):

                                     EARN-OUT                                                 EARN-OUT
      2002 REVENUE                   PAYMENT                   2003 REVENUE                   PAYMENT
-------------------------------------------------------------------------------------------------------------
$55,000,001 - $60,000,000    $        0 - $1,500,000     $65,000,001 - $70,000,000    $        0 - $1,500,000
$60,000,001 - $65,000,000    $1,500,001 - $2,750,000     $70,000,001 - $75,000,000    $1,500,001 - $2,750,000
$65,000,001 - $70,000,000    $2,750,001 - $4,000,000     $75,000,001 - $80,000,000    $2,750,001 - $4,000,000
$70,000,001 - $75,000,000    $4,000,001 - $5,000,000     $80,000,001 - $85,000,000    $4,000,001 - $5,000,000
$75,000,001 - $80,000,000    $5,000,001 - $6,000,000     $85,000,001 - $90,000,000    $5,000,001 - $6,000,000
$80,000,001 - $85,000,000    $6,000,001 - $7,000,000     $90,000,001 - $95,000,000    $6,000,001 - $7,000,000

      Earn-out payments shall be calculated on a pro rata basis based on the Revenue received for the applicable Revenue Period. For example, if Revenue for the 2002 Revenue Period is equal to $57,500,000, Seller will be entitled to an earn-out payment equal to $750,000. Any earn-out payments due Seller shall be paid by Buyer within ninety (90) days following the end of the applicable Revenue Period.

      For purposes of this Section 1.2(b), "Revenue" shall be equal to all revenues from the Business received by Buyer (which for purposes of clarity shall include the Product Lines and any improvements or replacements therefor) during the applicable Revenue Period that are attributable to sales generated during such Revenue Period, together with all revenues of the Business attributable to orders received prior to the last three (3) days of the applicable Revenue Period for inventory in stock and to orders received prior to the last thirty (30) days of the applicable Revenue Period for product not in stock that is shipped within forty-five (45) days after the Revenue Period.

      Buyer shall operate the Business during the 2002 and 2003 Revenue Periods with the goal of maximizing revenue and profits of the Business during these periods without regard to the incurrence of earn-out payments.

      For purposes of this Section 1.2(b), the term "2002 Revenue Period" shall mean the period commencing on July 1, 2002 and ending on June 30, 2003 and the term "2003 Revenue Period" shall mean the period commencing on July 1, 2003 and ending on June 30, 2004.

      SECTION 1.3 Assumption of Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and discharge only the liabilities of Seller listed on Schedule 1.3 and any liability of Seller arising after the Effective Time under any Contracts assumed by Buyer pursuant to the Assignment and Assumption Agreement or the Lease Assignment and

Assumption Agreement (other than any liability arising out of or relating to a breach that occurred prior to the Effective Time) (collectively, the "Assumed Liabilities").

      SECTION 1.4 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every liability of Seller (whether incurred prior to or following the Effective Time) other than the Assumed Liabilities.

      SECTION 1.5 Adjustments to Purchase Price. The Purchase Price shall be subject to the following credits and adjustments:

            (a) Prorations. Operating expenses, including without limitation rent payable under real estate and equipment leases and utilities for which bills are received or payment became due after the Effective Time with respect to periods both prior to and after the Effective Time will be allocated to each of Seller and Buyer on a pro-rata basis according to the ratio of pre-Effective Time days to post-Effective Time days. Promptly upon receipt of notice from one party of amounts so allocated to the other, the allocable amount shall be remitted.

            (b) Ad Valorem Taxes. Ad valorem real and tangible personal property taxes with respect to the Transferred Assets for the calendar year in which the Closing occurs shall be pro rated between Seller and Buyer as of the Effective Time on the basis of no applicable discount. Promptly upon receipt of notice from one party of amounts so allocated to the other, the allocable amount shall be remitted.

            (c) Inventory Audit. Prior to the Closing Date, Buyer shall be permitted to conduct an independent audit of the Inventories (defined in Section
2.17 below). Representatives of Seller shall be available to answer questions and assist (which shall include being available to move the Inventories from place to place during the audit) the independent auditor retained by Buyer to conduct such audit. Promptly following the audit, which shall be completed within six (6) business days prior to the execution of this Agreement, Buyer's independent auditor shall calculate the value of the Inventories based upon the physical count of the audit and the Standard Costs (defined in Section 2.17) (the "Inventory Value"). Promptly following the determination of the Inventory Value, Buyer shall notify Seller of the Inventory Value. In the event the Inventory Value is less than $10,000,000, Buyer shall deduct the amount of the deficit from the Closing Payment. If Seller, prior to the Closing, shall notify Buyer that Seller disputes the Inventory Value, the Closing shall take place on the basis of the determination of the independent auditor retained by Buyer, subject to further payment by Buyer after the Closing to the extent the Inventory Value is subsequently determined by the parties, or in the absence of agreement by the parties, by an independent auditor selected by the parties or selected in accordance with the rules of the American Arbitration Association if the parties cannot agree on an independent auditor, to be higher than the Inventory Value on which the Closing was based.

      SECTION 1.6 Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Buyer and Seller shall agree to an allocation of the Purchase Price to the various classifications of Transferred Assets in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The values to be reflected will be established as a result of good faith bargaining. In reporting the transactions contemplated by this Agreement to the Internal Revenue Service, Buyer and Seller or Shareholder shall use such values, and cooperate with each other in meeting the requirements of the Code and the regulations promulgated thereunder. Each of Buyer and Seller or Shareholder shall timely complete a Form 8594, Asset Acquisition Statement, consistent with such allocation, shall provide a copy of such Form to the other party, and shall file a copy of such Form with its Federal income tax return for the period up to the Effective Time. The parties shall not take any position with any tax or other governmental or regulatory authority which is inconsistent with such allocation.

      SECTION 1.7 Sales Taxes. Any sales, use or transfer taxes required to be paid in connection with the transactions contemplated by this Agreement shall be the responsibility of Seller.

      SECTION 1.8 Adjustment for Solectron and UPG Manufactured Goods. For purposes of this section "Gross Margin" shall be the aggregate customer revenues from Solectron and UPG manufactured products ("Customer Revenues") less the aggregate Solectron or UPG invoices with respect to such products for the period beginning at Closing and ending December 31, 2002. In the event Gross Margin is less than 35.8%, Shareholder shall pay Buyer an amount equal to Customer Revenues times the difference between 35.8% and the actual Gross Margin up to a maximum of Eight Hundred Thousand Dollars ($800,000). From and after December 31, 2002, Shareholder shall pay said sum to Buyer within thirty (30) days of receipt of an invoice from Buyer. Buyer may, at its option, exercise a right of offset against any payments due Shareholder or Seller from Buyer pursuant to
Section 1.2(b) of this Agreement or under the Transition Services Agreement.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                 AND SHAREHOLDER

      As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholder, jointly and severally, represent and warrant to Buyer as follows:

      SECTION 2.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts (as defined in Section 2.19 below). Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to obtain such qualification would not have a material adverse effect on the Business or its financial condition. Schedule 2.1 contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdiction in which it is qualified to do business as a foreign corporation.

      SECTION 2.2 Corporate Power and Authority. Seller (a) has the power and authority to execute, deliver and perform this Agreement and the other agreements, schedules, documents and instruments contemplated hereby to be executed and delivered by it (collectively, the agreements, schedules, documents and instruments contemplated by this Agreement shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate and shareholder action to authorize and approve the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Documents have been duly and validly executed and delivered by Seller and, subject to due execution and delivery by Buyer, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

      SECTION 2.3 Books and Records. The books of account and other financial records of Seller relating to the Business, all of which have been made available to Buyer, are complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller, which have been and will be made available to Buyer and its representatives, contain accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller.

      SECTION 2.4 Validity, Etc. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or the other Documents to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof by Seller will, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in any breach of the Certificate of Incorporation, bylaws or any resolutions adopted by the board of directors or shareholders of Seller, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which Seller is party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligation of Seller, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Buyer, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, (iv) result in the creation of any Claim upon the Transferred Assets, or (v) result in any shareholder of Seller having the right to exercise dissenter's appraisal rights. Except as set forth on Schedule 2.4, Seller is not and will not be required to obtain any consent or approval from or to provide any notice to any Person (as defined in Section 3.4) in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement and the other Documents.

      SECTION 2.5 Broker's or Finder's Fee. Except as set forth on Schedule 2.5, no agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees from Seller, or from any Person controlling, controlled by or under common control with Seller, in connection with any of the transactions contemplated by this Agreement and the other Documents.

      SECTION 2.6 Capitalization, Shareholders, Subsidiaries and Investments. The authorized equity securities of Seller consist of one thousand (1000) shares of common stock, $1.00 par value per share, of which 1 share is issued and outstanding. Shareholder is the sole shareholder of Seller and owns one hundred percent (100%) of the issued and outstanding capital stock of Seller free and clear of all Claims. There are no contracts or agreements, whether written or oral, relating to the issuance, sale or transfer of any equity securities or other securities of Seller. Seller has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      SECTION 2.7 Financial Statements. Seller has previously furnished to Buyer, and attached hereto as Schedule 2.7 are, the unaudited balance sheet of the Business (the "Balance Sheet") as at December 31, 2001 (the "Balance Sheet Date"), the related unaudited income statement for the fiscal year then ended, and the unaudited balance sheet of the Business as at February 28, 2002 and the related unaudited income statement for the two (2) months then ended. Except as set forth on Schedule 2.7, all such financial statements (the "Financial Statements") were prepared from the books and records of Seller in accordance with Seller's historical policies and procedures consistently applied and fairly present the financial position and results of operations, changes in shareholders' equity and cash flows of Seller as of the respective dates of and for the periods referred to in such Financial Statements.

      SECTION 2.8 Absence of Certain Changes and Events. Since the Balance Sheet Date, except as set forth on Schedule 2.8, Seller has not (i) incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) outside of the ordinary course of business consistent with past practices, (ii) canceled any indebtedness owing to it or any claims that it might have possessed or waived any material rights of substantial value,
(iii) sold, leased, encumbered, transferred or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets outside the ordinary course of business consistent with past practice, (iv) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (v) made any material capital expenditure or commitment therefor, (vi) paid any bonuses, salaries or other compensation to any shareholder, director, officer or employee, other than in the ordinary course of business consistent with past practices, (vii) entered into any employment, severance or similar contract with any director, officer, shareholder or employee; (viii) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (ix) borrowed or agreed to borrow any funds, made any loan to any Person or guaranteed or agreed to guarantee any obligations of others, (x) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, (xi) made any material change in any method of accounting or auditing practice, (xii) otherwise conducted the Business or entered into any transaction, except in the ordinary course consistent with past practices, or (xii) agreed, whether or not in writing, to do any of the foregoing.

      SECTION 2.9 Absence of Undisclosed Liabilities. Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet, and (ii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice, Seller has no material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise.

      SECTION 2.10 Employment and Labor Matters.

            (a) Schedule 2.10 lists each officer and employee of Seller (including any retired employee or any employee on leave of absence or layoff status but excluding employees at the Rock Falls plant) exclusively involved in the Business on the date hereof, along with the amount of the current annual salaries and total compensation paid or due for services to each officer, or employee for the most recent fiscal year end.

            (b) Except as set forth on Schedule 2.10, Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge (as defined in Section 10.1) of Seller there is no current attempt to organize Seller's employees by any Person, unit or group seeking to act as their bargaining agent. There are no pending or, to the Knowledge of Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Seller. Within the last two years, Seller has received no written notice of the scheduling by any governmental agency or authority, of any union representation election relating to the employees of Seller or any organizational effort with respect to any of such employees, or any investigation of Seller's employment policies or practices by any governmental agency or authority. Seller is not currently involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of Seller. Within the last two years, Seller has not experienced any material work stoppages.

            (c) Seller has complied in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, benefits, worker's compensation, employment practices, terms and conditions of employment, immigration, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any material arrears of wages or any material taxes or penalties for failure to comply with any of the foregoing.

      SECTION 2.11 Real Property. Seller owns no real property used in the Business.

      SECTION 2.12 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 2.12, (i) no power of attorney or similar authorization given by Seller presently is in effect or outstanding;
(ii) no contract or agreement to which Seller is a party or is bound or to which Seller's properties or assets are subject limits the freedom of Seller to compete in any line of business or with any Person; and (iii) Seller is not a party to or bound by any guarantee of any debt or obligation of any other Person.

      SECTION 2.13 Governmental Approvals. No registration or filing with, or consent or approval of or other action by any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Seller of this Agreement.

      SECTION 2.14 Compliance with Law; Licenses and Permits. Except as set forth on Schedule 2.25 regarding environmental matters, Seller is substantially in compliance with all laws, ordinances, legal requirements, rules, regulations and orders (collectively, "Legal Requirements") applicable to it, its operations, properties, assets, products and services, including, but not limited to, all Legal Requirements related to import, export and other customs Legal Requirements related to the Business. Seller has not received any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Seller possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for Seller to carry on the Business as currently conducted and to own and operate its properties and assets as now owned and operated except for those franchises, permits, licenses, certificates or consents which Seller's failure to so possess would not have a material adverse effect on the Business or its financial condition.

      SECTION 2.15 Employee Benefits.

            (a) Set forth on Schedule 2.15 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation right, employee stock ownership, incentive, bonus, vacation, severance, change-in-control, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs, policies or arrangements pursuant to which Seller or its ERISA Affiliates provide (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees, directors or independent contractors or former employees or former directors or former independent contractors of Seller (or its ERISA Affiliates) exclusively involved in the Business, whether formal or informal, whether or not written ("Employee Plan"). Seller shall furnish to Buyer true, complete and accurate copies of each written Employee Plan and related trust agreement, a complete and accurate description of each unwritten Employee Plan, a current copy of each summary plan description, all insurance contracts relating to Employee Plans, and all annual reports filed with respect to each Employee Plan for the last four years. Seller shall maintain the Employee Plans listed on Schedule 2.15 in full force and effect until the Effective Time. Except as set forth on Schedule 2.15, Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of Seller for services rendered prior to the Effective Time.

            (b) For purposes of this Section 2.15, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with Seller is treated as a single employer under section 414(b), (c), (m), (o), or (t) of the Internal Revenue Code.

      SECTION 2.16 Assets.

            (a) The Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and include all of the operating assets of Seller, except in each case, the Excluded Assets and the Contracts and Leases which are being dealt with pursuant to Section 1.1(c) and 1.1(e).

            (b) Seller has good and marketable title to or a valid leasehold interest in all of the Transferred Assets, free and clear of all Claims.

            (c) Schedule 2.16 contains a true and complete list of all of the Transferred Assets which are proprietary molds, key tooling or fixed assets with an individual net book value of greater than $25,000.00, whether owned or leased. All of Seller's fixed assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used.

      SECTION 2.17 Inventories.

            (a) All inventory of Seller used in connection with the Business, including all finished goods, work-in-process, raw materials, spare parts and other materials and supplies to be used or consumed by Seller in the production of finished goods (collectively, the "Inventories") (a) consist of items which are good and merchantable within normal trade practice, and (b) are of a quality presently usable or salable in the ordinary course of business consistent with past practice.

            (b) No previously sold Inventories are subject to returns in excess of those historically experienced by Seller. Inventories now on hand that were purchased subsequent to the Balance Sheet Date were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. All Inventories have been valued at Seller's standard cost which standard costs have been approved by Buyer (the "Standard Costs").

            (c) A listing of the Inventories of Seller and their respective Standard Costs, as of the Closing Date, is attached to Schedule 2.17. All Inventories are located in California, Florida, Illinois, North Carolina, Texas or Mexico.

      SECTION 2.18 Insurance. Seller is, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses as set forth on the attached Schedule 2.18. The insurance policies listed on Schedule
2.18 are (i) valid, outstanding and enforceable, (ii) are issued by an insurer that is financial sound and reputable; and (iii) taken together, provide adequate insurance coverage of the assets and operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location. Such insurance shall remain in full force and effect with respect to all events occurring prior to the Effective Time. Except as set forth on Schedule 2.18, Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion,
(ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has not received notice of any insurance premium which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days as to which the insurer has disclaimed liability.

      SECTION 2.19 Outstanding Contracts. Schedule 2.19 sets forth a list of all existing contracts, agreements, leases (other than real property leases), commitments, licenses and franchises related to the Business, which involve obligations or commitments by Seller of $50,000 or more and are not cancelable by Seller without penalty within thirty (30) days, along with a list or copy of all of purchase orders being transferred by Seller to Buyer hereunder (together with those not required to be listed because of the amount involved, collectively, the "Contracts"), whether written or oral. Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts specified on Schedule 2.19 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts on Schedule 2.19 are in full force and effect and enforceable in accordance with their terms. Seller and, to the Knowledge of Seller, each other party thereto has materially performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of these Contracts. Seller has no Knowledge of any significant breach by the other party to any of the Contracts to which Seller is a party. No written notice of termination of, or any threat to terminate, any of the Contracts has been given or received by Seller.

      SECTION 2.20 Outstanding Leases. Schedule 2.20 sets forth a list of each agreement by which Seller leases each parcel of real property (the "Real Property") used in connection with the Business (collectively, the "Leases"). Seller has delivered or made available to Buyer true, correct and complete copies of all of the Leases specified on Schedule 2.20. All rents due under the Leases have been paid. All of the Leases are in full force and effect and enforceable in accordance with their terms. Except as set forth on Schedule 2.20, Seller, and to the Knowledge of Seller, each other party thereto has performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Leases. Seller has no Knowledge of any breach or anticipated breach by the other party to any of the Leases. No written notice of termination of, or any threat to terminate, any of the Leases has been given or received by Seller.

      SECTION 2.21 Foreign Person. Seller is not a foreign person as that term is defined in Section 1445(f)(3) of the Code and applicable regulations.

      SECTION 2.22 Significant Customers. Set forth on Schedule 2.22 is a true and correct list of Business' twenty (20) largest customers, based upon the amount of revenues attributable to such customers for the most recent twelve
(12) month period ending December 31, 2001, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services.

      SECTION 2.23 Taxes.

            (a) All federal, state, local and foreign tax returns and tax reports and customs reports or filings (collectively "Tax Returns") required to be filed by Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon or actually owed have been paid. All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, capital stock, excise, license, value added, fuel, customs, employees' income withholding and social security taxes (collectively, "Taxes"), which have become due or payable or are required to be collected by Seller or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Claims on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to such Taxes, which, if adversely determined, would result in any such Claim.

            (b) Seller has delivered or made available to Buyer copies of, and
Schedule 2.23 contains a complete and accurate list of, all Tax Returns filed since January 1, 1999. Schedule 2.23 contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are reasonably expected to be asserted with respect to any such audit. Seller has no Knowledge that any governmental body or authority is likely to assess any additional Taxes for any period for which Tax Returns have been filed. Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of Seller for which Seller may be liable.

            (c) The charges, accruals and reserves with respect to Taxes on the books and records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes.

            (d) All Taxes that Seller is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental body or authority.

            (e) There is no tax sharing arrangement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Seller.

            (f) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

      SECTION 2.24 Litigation. Except as set forth on Schedule 2.24, there is no
(i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Seller, threatened against the Business at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending against the Business, or (iii) governmental inquiry pending or, to the Knowledge of Seller, threatened against or involving the Business. There are no outstanding material orders, writs, judgments, injunctions or decrees served upon Seller by any court, governmental agency or arbitration tribunal against Seller. Seller is not in default with respect to any material order, writ, injunction or decree served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no material action or suit by Seller pending or threatened against any third party.

      SECTION 2.25 Environmental Matters. Except as disclosed in Schedule 2.25:

            (a) The Seller has at all times conducted its operations in substantial compliance with, and all equipment is in substantial compliance with, all applicable Environmental Laws. There is no pending or, to the knowledge of Seller, threatened claim, lawsuit, agency proceeding, or other action or proceeding arising under Environmental Laws concerning the Transferred Assets or operation of the Transferred Assets. Except as set forth on Schedule 2.25, none of the equipment contains any Hazardous Material.

            (b) As used in this Section 2.25, the term "Environmental Law" shall mean any federal, state, local, or other law, ordinance, code, regulation, order or decree issued, promulgated or entered into by any governmental entity, relating to the environment, preservation or reclamation of natural resources, or to Hazardous Materials.

            (c) As used in this Section 2.25, the term "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, asbestos, presumed asbestos-containing material, polychlorinated biphenyls ("PCBs"), pollutants, contaminants, hazardous wastes, toxic substances or related materials, urea formaldehyde, petroleum and petroleum products.

      SECTION 2.26 Intellectual Property.

            (a) The term "Intellectual Property Assets" means all intellectual property that is owned, licensed (as licensor or licensee) or utilized by Seller or in which Seller has a proprietary interest and which is used in the Business (other than licenses for commonly available software programs under which Seller is a licensee), including, without limitation:

                  (i) all assumed fictional business names, trade names,
            registered and unregistered trademarks, service marks and applications (collectively, "Marks");

                  (ii) all patents, patent applications and inventions and
            discoveries that may be patentable (collectively, "Patents");

                  (iii) all registered and unregistered copyrights in both
            published works and unpublished works (collectively, "Copyrights");

                  (iv) all rights in mask works;

                  (v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets").

            (b) Schedule 2.26 contains a complete and accurate list and summary description, including royalties paid or received by Seller with respect to the Business for the last two years, and Seller has delivered to Buyer accurate and complete copies, of all Seller contracts relating to the Intellectual Property Assets. Except as set forth on Schedule 2.26, there are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such contract.

            (c) Except as set forth on Schedule 2.26, the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Except as otherwise provided in Schedule 2.26, Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Claims, and has the right to use without payment to another Person, all of the Intellectual Property Assets.

            (d) Schedule 2.26 contains a complete and accurate list and summary description of all Patents used exclusively in the Business. All of the issued Patents used in the Business are currently in compliance with formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

            (e) Schedule 2.26 contains a complete and accurate list and summary description of all Marks used exclusively in the Business. Except as otherwise provided on

Schedule 2.26, all Marks used in the Business have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

            (f) Schedule 2.26 contains a complete and accurate list and summary description of all Copyrights used exclusively in the Business. All registered Copyrights used in the Business are currently in compliance with all formal Legal Requirements.

            (g) Schedule 2.26 contains a complete and accurate list and summary description of all Licensed Assets being transferred to Buyer pursuant to the License Agreement. Seller has the right to enter into the License Agreement and license the Licensed Assets to Buyer free and clear of all claims and without payment of any license fee.

            (h) There are no pending or, to the Knowledge of Seller, threatened proceedings or litigation or other adverse claims affecting or with respect to any of the Intellectual Property Assets. There is, to the Knowledge of Seller, no reasonable basis upon which a claim may be asserted against Seller for infringement of any Intellectual Property Assets of any other Person. To the Knowledge of Seller, no Person is infringing the Intellectual Property Assets.

      SECTION 2.27 No Material Adverse Change. Since the Balance Sheet Date, there has not been any material adverse change in the Business, operations, assets, results of operations or condition (financial or otherwise) of Seller, and no event has occurred that is reasonably likely to result in such a material adverse change.

      SECTION 2.28 Product Warranty. To the Knowledge of Seller, Seller does not have any liabilities for product warranties other than those set forth in the terms and conditions of sale furnished to Buyer.

      SECTION 2.29 Product Liability. To the Knowledge of Seller, Seller does not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller in connection with the Business.

      SECTION 2.30 Certain Practices. To the Knowledge of Seller, none of Seller's directors, officers or employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of Seller or any subsidiary; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder represents and warrants to Buyer as follows:

      SECTION 3.1 Organization and Qualification. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

      SECTION 3.2 Corporate Power and Authority. Shareholder (a) has the power and authority to execute, deliver and perform this Agreement and the Documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate and shareholder action to authorize and approve the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Documents have been duly and validly executed and delivered by Shareholder and, subject to due execution and delivery by Buyer, constitute valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms.

      SECTION 3.3 Validity, Etc. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or the other Documents to which Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof by Seller will, directly or indirectly (with or without notice or lapse of time) (i) violate, conflict with or result in any breach of the Certificate of Incorporation, bylaws or any resolutions adopted by the board of directors or shareholders of Seller, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which Seller is party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligation of Seller, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Buyer, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or (iv) result in the creation of any Claim upon the Transferred Assets. Shareholder is not and will not be required to obtain any consent or approval from or to provide any notice to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement and the other Documents.

      SECTION 3.4 Relationships with Affiliates. Except as disclosed in Schedule 3.4, Shareholder has no interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Shareholder nor any Affiliate (defined below) of Shareholder during 2001 engaged in any transaction or series of related transactions with the Business involving more than $60,000 other than business dealings or transactions disclosed in Schedule 3.4, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms. An "Affiliate" is as defined by the Securities and Exchange Commission.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      As an inducement to Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller and Shareholder as follows:

      SECTION 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 4.2 Corporate Power and Authority. Buyer (a) has the corporate power and authority to execute, deliver and perform this Agreement and the Documents to be executed by it and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate and shareholder action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, subject to due execution and delivery by Seller and Shareholder, constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

      SECTION 4.3 Validity, Etc. Neither the execution and delivery of this Agreement or the other Documents to which Buyer is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents to which Buyer is a party in compliance with the terms and conditions hereof and thereof by Buyer will violate, conflict with or result in any breach of the Certificate of Incorporation or bylaws of Buyer or any writ, injunction, judgment, decree, order, statute, rule or regulation applicable to Buyer. SECTION 4.4 Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from Buyer, or from any Person controlling, controlled by or under common control with Buyer, in connection with any of the transactions contemplated herein.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS

      SECTION 5.1 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings and give all notices that are required by law to be made in order to consummate the transactions contemplated by this Agreement and the other Documents (including all filings under the Hart Scott Rodino Act). Seller and Shareholder shall also cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to applicable law, shall be required to make in order to consummate the transactions contemplated by this Agreement and the other Documents. Seller and Shareholder shall use their Best Efforts to obtain all consents of third parties that are required in connection with this transaction, unless otherwise waived by Buyer.

      SECTION 5.2 Employees And Employee Benefits.

            (a) Information on Active Employees. For purposes of this Agreement, the term "Active Employees" shall mean all employees employed by Seller or an Affiliate in connection with the Business immediately prior to the Effective Time who are:

                  (i) bargaining unit employees currently covered by a
            collective bargaining agreement, or

                  (ii) employed exclusively in the Business as currently
            conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

            (b) Employment of Active Employees by Buyer.

                  (i) Buyer will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller or an Affiliate for the purpose of preparing for and conducting employment interviews with any Active Employees it chooses to interview. Buyer shall offer employment to the Active Employees listed on Schedule 5.2, but is not otherwise obligated to hire any Active Employee. Any Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective as of the Effective Time shall be referred to as the "Hired Active Employees". Buyer shall give service credit for service with Seller for purposes of Buyer's benefit plans, arrangements, policies and procedures, including, but not limited to (i) eligibility to participate and qualify for benefits under all of Buyer's "employee welfare benefit plans", and
            (ii) eligibility to participate and vesting under Buyer's "employee pension benefit plans" as defined under ERISA. Provided, however, that Buyer shall not give service credit for service with Seller for purposes of any of Buyer's severance plans, arrangements, policies and procedures and benefit accrual or calculation purposes unless the employment of a Hired Active Employee is terminated within the first twelve (12) months of employment with Buyer, in which case Buyer shall give two (2) weeks service credit for each year of service with Seller. Effective immediately before the Effective Time, Seller will terminate the employment of all of its Hired Active Employees. Buyer shall be given a reasonable opportunity to hire any Active Employees being retained by Seller for purposes of the Transition Services Agreement upon the completion of that agreement and any such employees hired by Buyer shall be considered Hired Active Employees.

                  (ii) Neither Seller nor Shareholder nor their Affiliates shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer in accordance with the above provisions). For a period of two (2) years after the Closing, neither Arris Group, Inc., the parent of the Shareholder (the "Shareholder Parent"), nor any of its subsidiaries will knowingly hire any other Hired Active Employee (unless and until that Employee has been terminated by Buyer) or in any manner induce or attempt to induce any employee of Seller to terminate his or her employment with Buyer.

                  (iii) It is understood and agreed that (A) Buyer's obligation to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, except as otherwise provided herein, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable law, to the provision of severance benefits in accordance with Buyer's plans and practices, and the collective bargaining agreement, if applicable). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

            (c) Salaries and Benefits.

                  (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the Effective Time, including pro rata bonus payments and all vacation pay earned prior to the Effective Time; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the Worker Adjustment and Retraining Notification Act (the "WARN Act.").

                  (ii) Seller shall be liable for any claims made or incurred by
            Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

            (d) Seller's Retirement and Savings Plans. All Hired Active Employees who are participants in Seller's retirement plans shall retain their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller (or Seller's retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result.

            (e) No Transfer of Assets. Neither Seller nor Shareholder nor their respective Affiliates will make any transfer of pension or other employee benefit plan assets to Buyer, until such time as approved by Buyer.

            (f) General Employee Provisions.

                  (i) Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Section 5.2 as may be necessary to carry out the arrangements described in this Section 5.2.

                  (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.2.

                  (iii) If any of the arrangements described in this Section 5.2 are determined by the Internal Revenue Service or other governmental body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                  (iv) Except as disclosed in Schedule 5.2(b)(iv), Seller has no foreign born Hired Active Employees who are employed in the United States pursuant to a work visa.

                  (v) Buyer shall not have any responsibility, liability or
            obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

            (g) Incentive Arrangements. For the 2002 and 2003 Revenue Periods, Buyer will establish incentive arrangements for the achievement of revenues and gross profits on an aggregate basis during the Revenue Period for the Hired Active Employees who had incentive plans for the year prior to the Closing consistent with Buyer's current incentive plans for employees in similar positions.

      SECTION 5.3 Customer and Other Business Relationships After the Closing, Seller and Shareholder shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to the Business, other than Retained Liabilities. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Transferred Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

      SECTION 5.4 Tax Returns. After the Closing, Seller shall prepare, at its sole expense, and timely file all of Seller's required Tax Returns, including, but not limited to, any short period returns and returns in the normal course. Seller and/or Shareholder, as applicable, shall be responsible for the payment of all amounts due or actually owed under such Tax Returns, and shall indemnify, defend and hold Buyer harmless against all Taxes due from or assessed against Seller.

      SECTION 5.5 Employment Tax Reporting.. Following the Closing Date, Buyer and Seller shall abide by the alternate procedure for employment tax reporting set forth in Section 5 of IRS Revenue Procedure 96-60 with respect to the filing of all applicable Form W-2s, 941s or other related employment tax filings for 2002.

      SECTION 5.6 Payment of Liabilities. Seller shall pay and satisfy in full all the Retained Liabilities.

      SECTION 5.7 Covenants of Seller and Shareholder.

            (a) Confidential Information and Trade Secrets. Seller and Shareholder hereby agree that they and each of their respective directors, officers, shareholders and employees shall not disclose to any Person any confidential and trade secret information, including, but not limited to, matters of a technical nature, such as formulae, "know how," computer programs, systems and software (including, without limitation, documentation and related source and object codes), product sources, product research and designs, and matters of a business nature, such as its customer lists, customer contact information, on-site program and support materials, training programs and associated materials, pricing lists, contracts, sales reports, sales, financial and marketing data, systems, forms, methods, procedures, and analyses, and any other proprietary information, whether communicated orally or in documentary or other tangible form, primarily concerning the Business (hereinafter, collectively referred to as "Confidential Information"). Seller and Shareholder recognize that Seller has invested considerable amounts of time and money in attaining and developing the Confidential Information, and any unauthorized disclosure or release of such Confidential Information in any form would irreparably harm Buyer. Notwithstanding the foregoing, the obligations imposed by this Section shall not apply, or shall cease to apply, to any Confidential Information if and when, but only to the extent that, such Confidential
Information: (i) was, or becomes through no breach of Seller or Shareholder hereunder, known to the public; or (ii) becomes known to Seller or Shareholder from a source other than Buyer under circumstances which, to the Knowledge of Seller and Shareholder, do not involve any breach of any confidentiality obligations between such source and Buyer. In addition, it shall not be a breach of Seller's and Shareholder's obligations hereunder for Seller or Shareholder to disclose Confidential Information where, but only to the extent that, such disclosure is required by law or applicable legal process.

            (b) Non-Competition Covenants. Seller and Shareholder operate the Business throughout the United States of America, India and Mexico (the "Territory"). In consideration of the rights granted hereunder, Seller and Shareholder agree that during the Non-Compete Period (as defined below) neither they, Shareholder Parent nor any other subsidiary of Shareholder

Parent shall (without the prior written consent of Buyer), in any manner, directly or indirectly, engage in, have any equity or profit interest in, make any loan to or for the benefit of, guaranty the repayment of funds by, or render any services of any executive, marketing, sales, administrative, supervisory or consulting nature to any business conducting operations in the Territory which are competitive with the Business, except as set forth on Schedule 5.7, except as contemplated by the Distribution Agreement (defined in Section 6.3 below) or except for an interest that is acquired as part of an acquisition or merger and divested within six (6) months of acquisition.

            (c) Non-Solicitation and Other Covenants. Seller and Shareholder further agree that during the Non-Compete Period, neither they, Shareholder Parent nor any other subsidiary of Shareholder Parent shall, without the prior written approval of Buyer, directly or indirectly, acting either alone or in concert with others: (i) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers, clients, or suppliers of Seller for the purpose of providing services competitive, with the Business, except as set forth in Schedule 5.7, except as contemplated by the Distribution Agreement or except in the case of an acquisition which is being divested as provided above; or (ii) at any time publicly disparage Buyer or any of its shareholders, directors, officers, employees or agents.

            (d) Non-Compete Period. As used herein, "Non-Compete Period" shall mean the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

            (e) Severability. If any court shall in any proceeding refuse to enforce Section 5.7(b) in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that Section 5.7(b) shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of Section 5.7(b) to the maximum extent allowable in that particular jurisdiction. The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of Section 5.7(b) or affect, invalidate or limit the validity or enforceability of Section 5.7(b) as written in any other jurisdiction at any time.

            (f) Injunctive Relief. Seller and Shareholder hereby agree that any breach or threatened breach by Seller or Shareholder of Section 5.7(a), Section 5.7(b) or Section 5.7(c) of this Agreement will irreparably injure Buyer and that any remedy at law for any breach or threatened breach by Seller or Shareholder of the provisions contained in Section 5.7(a), Section 5.7(b) or
Section 5.7(c) hereof shall be inadequate, and that Buyer shall be entitled to injunctive relief in addition to any other remedy they might have under this Agreement or at law or in equity without the necessity of (i) proving monetary damages or the insufficiency thereof.

      SECTION 5.8 Further Assurances. Buyer, Seller and Shareholder shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Documents and the transactions contemplated hereby and thereby.

      SECTION 5.9 Best Efforts. Seller and Shareholder shall use their Best Efforts to cause the conditions in Article 6 to be satisfied.

                                   ARTICLE 6

                        CONDITIONS TO BUYER'S OBLIGATIONS

      The obligations of Buyer to make deliveries to Seller pursuant to Section
1.2 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by Buyer in its sole discretion:

      SECTION 6.1 Consents. Except as set forth on Schedule 2.4 hereof, ,
Schedule 6.1 contains a complete list of all consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement or the other Documents. All consents and approvals set forth on
Schedule 6.1 shall have been obtained and shall be in full force and effect.

      SECTION 6.2 Solectron Manufacturing Services Agreement. Buyer and Solectron shall have executed and delivered a Manufacturing Services Agreement, in substantially the form attached hereto as Exhibit D (the "Solectron Manufacturing Services Agreement").

      SECTION 6.3 Distribution Agreement. Telewire Supply, a division of Telewire International, Inc., a subsidiary of Shareholder, shall have executed and delivered to Buyer a Distribution Agreement in substantially the form attached hereto as Exhibit E (the "Distribution Agreement").

      SECTION 6.4 Transition Services Agreement. Buyer and Shareholder shall have executed and delivered a Transition Services Agreement in substantially the form attached hereto as Exhibit F (the "Transition Services Agreement").

      SECTION 6.5 Opinion of Counsel to Seller and Shareholder. Buyer shall have received from James E. Knox, counsel to Seller and Shareholder, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and in substantially the form of Exhibit G.

      SECTION 6.6 Approval of Board of Directors of Buyer and Approval of . The Board of Directors of Buyer and the Chief Executive Officer of shall have approved this Agreement and the transactions contemplated hereby.

      SECTION 6.7 Amendment to Certificate of Incorporation. Seller shall have prepared for filing Certificate of Amendment to its Certificate of Incorporation changing its name to a name other than "Keptel, Inc."

      SECTION 6.8 Closing Documents. Seller shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

                                   ARTICLE 7

                       CONDITIONS TO SELLER'S OBLIGATIONS

      The obligation of Seller to transfer the Transferred Assets to Buyer and the obligations of Seller and the Shareholder to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Seller or Shareholder in their sole discretion:

      SECTION 7.1 Solectron Manufacturing Services Agreement. Buyer and Solectron Corporation shall have executed and delivered the Manufacturing Services Agreement.

      SECTION 7.2 Distribution Agreement. Buyer shall have executed and delivered the Distribution Agreement.

      SECTION 7.3 Transition Services Agreement. Buyer shall have entered into the Transition Services Agreement.

      SECTION 7.4 Opinion of Stites & Harbison. Seller and the Shareholder shall have received from Stites & Harbison, PLLC, counsel to Buyer, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and the Shareholder, and to the following effect:

            (a) Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware;

            (b) Buyer has the corporate power and authority to execute, deliver and perform the Agreement and the other Documents to which it is a party. The Agreement and the other Documents to which it is a party have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms; and

            (c) The execution, delivery and performance of the Agreement and the other Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby in compliance with the terms and conditions hereof and thereof by Buyer will not (i) violate, conflict with or result in any breach of the Certificate of Incorporation or bylaws of Buyer,
(ii) to the knowledge of counsel, violate, conflict with or result in a breach, default or termination under any contract or agreement to which Buyer is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any indebtedness or other obligations of Buyer, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Seller, or (iii) to the knowledge of counsel, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

      SECTION 7.5 Closing Documents. Buyer shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

                                   ARTICLE 8

                   THE CLOSING AND CERTAIN CLOSING DELIVERIES

      SECTION 8.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller at ___.m. on the date hereof (the "Closing Date"). The transactions contemplated in this Agreement shall be effective as of 12:01 A.M. on the Closing Date (the "Effective Time").

      SECTION 8.2 Deliveries by Seller and the Shareholder. At the Closing, Seller and/or Shareholder, as appropriate, will deliver or cause to be delivered to Buyer the following:

            (a) the Bill of Sale required by Section 1.1(c);

            (b) the Assignment and Assumption Agreement required by Section 1.1(c);

            (c) the Distribution Agreement required by Section 6.3;

            (d) the Transition Services Agreement required by Section 6.5;

            (e) Articles of Amendment to Seller's Certificate of Incorporation;

            (f) a copy of the resolutions of the Board of Directors and shareholder of Seller adopting and approving this Agreement and the transactions contemplated hereby; and

            (g) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

      SECTION 8.3 Deliveries by Buyer. At the Closing, Buyer will deliver the following to Seller:

            (a) the payment required by Section 1.2(a) above;

            (b) the Assignment and Assumption Agreement required by Section 1.1(c) above;

            (c) a certificate from an authorized representative of Buyer certifying satisfaction of the conditions precedent in Sections 6.2 and 6.6;

            (d) the Distribution Agreement required by Section 7.2 above;

            (e) the Transition Services Agreement required by Section 7.4;

            (f) a copy of the resolutions of the Board of Directors of Buyer adopting the Agreement and authorizing the transactions contemplated hereby; and

            (g) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION

      SECTION 9.1 Survival. All representations, warranties and indemnification obligations contained in this Agreement and the other Documents shall survive the Closing of the purchase of the Transferred Assets contemplated by this Agreement for a period of three (3) years, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this Article 9 shall survive until finally resolved and satisfied in full; and (b) customs, tax, or environmental representations and warranties contained in Section 2.14, Section 2.23 or Section 2.25, respectively, and any claims resulting from a breach thereof shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted in writing on or prior to the expiration of any such period. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

      SECTION 9.2 Indemnification by Seller and the Shareholder. Subject to the terms and limitations in this Article 9, Seller and Shareholder, jointly and severally, shall indemnify, defend, and hold Buyer, its directors, officers, shareholders and successors and assigns (the "Buyer's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorneys' fees and expenses (the "Buyer Damages"), arising out of or in any manner incident, relating or attributable to:

            (a) any inaccuracy in any representation or breach of any warranty of Seller or the Shareholder contained in this Agreement;

            (b) any failure by Seller or Shareholder to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement;

            (c) liabilities or obligations relating to, or arising out of, the operation of the Business prior to the Effective Time, whether or not such liabilities, obligations or claims were known on such date, but excluding the Assumed Liabilities and matters for which Seller and Shareholder are to be indemnified pursuant to Section 9.4;

            (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Shareholder (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

            (e) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss," as defined by 29 U.S.C. Section 2101 (a)

(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller to whom Buyer has not agreed to offer employment; or

            (f) any current or former Employee Plan established or maintained by Seller or an Affiliate.

      SECTION 9.3 Notice to Seller, Etc. If any of the matters as to which Buyer's Indemnitees are entitled to receive indemnification under Section 9.2 should entail litigation with or claims asserted by parties other than Seller, Buyer shall give Seller prompt notice thereof and Seller shall have the right, at its expense, to control such claim or litigation upon prompt notice to Buyer of its election to do so. To the extent requested by Seller, Buyer, at its expense, shall cooperate with and assist Seller, in connection with such claim or litigation. Buyer shall have the right to appoint, at its expense, legal counsel to consult with and remain advised by Seller in connection with such claim or litigation. Seller shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that Seller shall not settle any third party claim without the consent of Buyer, which shall not be unreasonably denied or delayed.

      SECTION 9.4 Indemnification by Buyer. Buyer shall indemnify, defend, and hold Seller, Seller's directors and officers, Shareholder and their respective successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorneys' fees and expenses (the "Seller Damages"), arising out of or in any manner incident, relating or attributable to:

            (a) any inaccuracy in any representation or breach of warranty of Buyer contained in this Agreement;

            (b) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement;

            (c) the failure of Buyer to pay or perform the Assumed Liabilities subsequent to the Closing Date;

            (d) liabilities or obligations relating to or arising out of the operation of the Business after the Effective time including, without limitation, those arising from the sale of products or use of materials included in the Inventory; or

            (e) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

      SECTION 9.5 Notice to Buyer, Etc. If any of the matters as to which Seller's Indemnitees are entitled to receive indemnification under Section 9.4 should entail litigation with or claims asserted by parties other than Buyer, Seller shall give Buyer prompt notice thereof and Buyer shall have the right, at its expense, to control such claim or litigation upon prompt notice to Seller of its election to do so. To the extent requested by Buyer, Seller and Shareholder, at their expense, shall cooperate with and assist Buyer, in connection with such claim or litigation. Seller and Shareholder shall have the right to appoint, at its expense, legal counsel to consult with and remain advised by Buyer in connection with such claim or litigation. Buyer shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that Buyer shall not settle any third party claim without the consent of Seller, which shall not be unreasonably denied or delayed.

      SECTION 9.6 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Seller and Shareholder under Section 9.2(a) shall be limited to thirty percent (30%) of the amount of the Purchase Price (the "Cap") and in no event shall Seller or the Shareholder be required to make to any Buyer's Indemnitee any payments to satisfy its obligations under Section 9.2(a) in excess of such amount; provided, however, that this Cap shall not apply to a breach of the representations or warranties relating to Assets contained in Section 2.16. In no event shall Buyer's Indemnitees be entitled to seek any relief or exercise any rights against either Seller or the Shareholder pursuant to the terms of Section 9.2(a) until and solely to the extent Buyer Damages hereunder exceed an aggregate amount of $300,000; provided, however that Seller and Shareholder shall indemnify Buyer's Indemnitees from any claims resulting from a breach of the customs, tax environmental or product warranty representations and warranties contained in Section 2.14, Section 2.23, Section 2.25 and Section 2.28, respectively, from the first dollar for claims or liabilities of Seller for which Buyer is to be held harmless pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Buyer under Section 9.4(a) shall be limited to thirty percent (30%) of the amount of the Purchase Price and in no event shall Buyer be required to make to any Seller's Indemnitee any payments to satisfy its obligations under Section 9.4(a) in excess of such amount. In no event shall Seller's Indemnitees be entitled to seek any relief or exercise any rights against either Buyer pursuant to the terms of Section 9.4(a) until and solely to the extent Seller Damages hereunder exceed an aggregate amount of $300,000.

      SECTION 9.7 Offset. The parties agree that each party shall be entitled to offset any indemnity claim under Section 9.2 against any payment due to that party under the Agreement.

      SECTION 9.8 Consequential Damages. Anything to the contrary contained herein notwithstanding, in no event shall any party hereto be liable for indirect, special, consequential or punitive damages arising out of a breach of this Agreement or a representation or warranty thereof, even if advised of the possibility of such damages; provided, however, that a party shall be entitled to seek consequential damages relating to or arising out of such a breach if such breach constituted fraud or bad faith.

      SECTION 9.9 Exclusive Remedy. The indemnification provisions of this
Article 9 shall be the exclusive remedy for any breach of any representation, warranty or obligation of this Agreement, absent fraud or bad faith.


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
                                   ARTICLE 10

                                  MISCELLANEOUS

      SECTION 10.1 Knowledge of Seller or Shareholder. For purposes of this Agreement, the term "Knowledge" when applied to Seller or Shareholder, shall mean the current, actual knowledge of the President of Seller and the President and Chief Financial Officer of Shareholder after conducting a reasonably comprehensive investigation regarding such fact or matter.

      SECTION 10.2 Knowledge of Buyer. For purposes of this Agreement, the term "Knowledge" when applied to Buyer, shall mean the current, actual knowledge of the President of Buyer after conducting a reasonably comprehensive investigation regarding such fact or matter.

      SECTION 10.3 Best Efforts. For purposes of this Agreement, the term "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any funds or incur any other burden, except for nominal funds or burdens.

      SECTION 10.4 Schedules. The disclosures in the Schedules must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception clearly and expressly set forth in such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

      SECTION 10.5 Publicity. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties mutually determine, subject to the obligation of each party to disclose material matters under the securities laws and the rules of the relevant exchanges. Seller and Buyer shall consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of this Agreement and the transactions contemplated hereby, and Buyer shall have the right to be present for any such communication.

      SECTION 10.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.


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
      If to Buyer:





      With a copy, which shall not constitute notice, to each of:





      If to Seller or the Shareholder:

            Arris International, Inc.
            11470 Technology Circle
            Duluth, GA 30097
            Attention: __________________
            Facsimile  __________________

                  with a copy, which shall not constitute notice, to:

            Arris International, Inc.
            11470 Technology Circle
            Duluth, GA 30097
            Attention: Larry Margolis
            Facsimile (678) 473-8470

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the parties.

      SECTION 10.7 Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statements, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

      SECTION 10.8 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

      SECTION 10.9 Assignment/Binding Effect. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the


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
other parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

      SECTION 10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

      SECTION 10.11 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to the conflict of law principles thereof.

      SECTION 10.12 Severability. In the event that any tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

      SECTION 10.13 Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

      SECTION 10.14 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

      SECTION 10.15 Terms. Common nouns and pronouns refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. Any reference to the Code or other statutes or laws include all amendments, modifications, or replacements of the specific sections and provisions concerned.

      SECTION 10.16 Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein.

      SECTION 10.17 Expenses. Except as otherwise provided herein, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

      SECTION 10.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK


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
                                   SIGNATURES

      Buyer, Seller and Shareholder have caused this Agreement to be executed by the duly authorized officer of Buyer, Seller and Shareholder, as applicable, as of the day and year first above written.

                          Buyer:
                                        By: ____________________________________
                                        Its:____________________________________


                          Seller:       KEPTEL, INC.

                                        By: ____________________________________
                                        Its:____________________________________


                     Shareholder:       ARRIS INTERNATIONAL, INC.

                                        By: ____________________________________
                                        Its:____________________________________


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